Exhibit (d)(a)(5)
FORM OF
CONSENT TO TRANSFER ADVISORY AGREEMENT
     Reference is made to the Advisory Agreement among Pacific Select Fund (the “Fund”) and Pacific Life Insurance Company (“Investment Adviser” or “Pacific Life”) dated the ___day of      , 200_, as amended to date, (the “Agreement”).
RECITALS
     Pacific Life and Pacific Life & Annuity Company formed Pacific Life Fund Advisors LLC (PLFA), a Delaware limited liability company and subsidiary of Pacific Life, to take over the investment advisory services Pacific Life performs for the Fund and to receive the fees the Fund pays Pacific Life for its advisory services, via transfer of the Agreement (the Transfer);
     As a result of the Transfer, PLFA is to serve as the investment adviser to the Fund in place of Pacific Life;
     The Transfer will not result in a change of actual control or management, which would result in an automatic termination of the Agreement due to “assignment” pursuant to Section 2(a)(4) of the 1940 Act, and Rule 2a-6 thereunder. Pacific Life has obtained an opinion from its legal counsel, Dechert LLP, (Dechert) confirming its conclusion that the Transfer will not result in an actual change in control or management, a copy of which opinion is attached hereto.
NOW, THEREFORE, in consideration of the premises:

1.	Subject to the approval of the Board of Trustees of the Fund for PLFA to serve as a investment adviser of the Fund, effective May 1, 2007:
a.	Pacific Life assigns all duties and obligations, and associated liabilities arising out of the Agreement to PLFA; and

b.	PLFA hereby agrees to assume all duties and obligations, and associated liabilities arising out of the Agreement and to become a party to said Agreement upon the terms and conditions set forth therein, other than as modified below in paragraph 4, standing in the stead of Pacific Life.
2.	The Investment Adviser and the Fund consent to the assignment of the Agreement.

3.	All terms and conditions of the Agreement are hereby confirmed by all parties.

4.	The following language replaces paragraph 16(b) of the Agreement:

It is understood that the names “Pacific Life Fund Advisors LLC”, “Pacific Life Insurance Company” or any derivative thereof or logo associated with those names are the valuable property of Pacific Life and that the Fund has the right to use those names (or derivatives or logos) in the Prospectus, SAI, the Fund’s Registration Statement or other filings, or in other forms or reports required under applicable state or federal securities, insurance, or other law, for so long as the Investment Adviser is investment adviser to the Fund, provided, however, that (i) the Fund may continue to use all above names of Investment Adviser in its Registration Statement and other documents to the extent deemed necessary by the Fund to comply with disclosure obligations under applicable law and regulation, or in the opinion of counsel to the Investment Adviser or the Fund or as directed by the Securities and Exchange Commission, such use is necessary to make the disclosures contained in the Fund’s Registration Statement not misleading; and (ii) the Fund shall not use the Investment Adviser’s name or logo in promotional or sales related materials prepared by or on behalf of the Fund, without prior review and approval by the Investment Adviser, which may not be unreasonably withheld. Upon termination of this Agreement, the Fund shall forthwith cease to use such names (and logo), except as provided for herein.

5.	All terms and conditions set forth in the Agreement, other than as modified above in paragraph 4, are hereby confirmed and remain in full force and effect.
                IN WITNESS WHEREOF, the parties have caused this Consent to Transfer the Advisory Agreement to be executed by their respective officers.
Accepted and Agreed:
Pacific Life Fund Advisors LLC,
By its Managing Member Pacific
Life Insurance Company

By:	By:

Name:		Name:
Title:		Title:

Pacific Life Insurance Company

By:	By:

Name:		Name:
Title:		Title:

Pacific Select Fund

By:
Name:
Title:

Schedule A

PORTFOLIO	ANNUAL INVESTMENT ADVISORY FEE
(as a percentage of average daily net assets)
International Value	0.65% of first $4 billion
Mid-Cap Value	0.63% on excess

International Small-Cap	0.85% of first $1 billion
0.82% of next $1 billion
0.79% of next $2 billion
0.77% of excess

Diversified Research	0.70% of first $100 million
0.66% on next $900 million
0.63% on next $3 billion
0.61% on excess

Equity	0.45% of first $4 billion
Multi-Strategy	0.43% on excess
Main Street® Core

American Funds® Growth-Income	0.75% of first $1 billion
American Funds® Growth	0.72% of next $1 billion
Floating Rate Loan	0.69% of next $2 billion
Small-Cap Value	0.67% of excess
Small-Cap Equity
(formerly called VN Small-Cap Valuey Portfolio)

Technology	0.90% of first $1 billion
Health Sciences	0.87% of next $1 billion
0.84% of next $2 billion
0.82% of excess

Short Duration Bond	0.40% of first $4 billion
Diversified Bond	0.38% on excess
Managed Bond
Inflation Managed
High Yield Bond

Growth LT	0.55% of first $4 billion
0.53% on excess

Focused 30	0.75% of first $100 million
Large-Cap Growth	0.71% on next $900 million
Comstock	0.68% on next $3 billion
0.66% on excess

Small-Cap Growth	0.60% of first $4 billion
(formerly called Fasiano Small Equity	0.58% on excess
Portfolio)

International Large-Cap	0.85% of first $100 million
0.77% on next $900 million
0.75% on next $3 billion
0.73% on excess

Equity Index	0.05% of first $4 billion
0.03% on excess

Small-Cap Index	0.30% of first $4 billion
0.28% on excess

Emerging Markets	0.80% of first $4 billion
0.78% on excess

Money Market	0.20% of first $250 million
0.15% of next $250 million
0.10% of next $3.5 billion
0.08% on excess

Large-Cap Value	0.65% of first $100 million
0.61% on next $900 million
0.58% on next $3 billion
0.56% on excess

PORTFOLIO	ANNUAL INVESTMENT ADVISORY FEE
(as a percentage of average daily net assets)
Mid-Cap Growth	0.70% of first $4 billion
0.68% on excess

Real Estate	0.90% of first $100 million
0.82% on next $900 million
0.80% on next $3 billion
0.78% on excess

EFFECTIVE: MAY 1, 2007
IN WITNESS WHEREOF, the parties hereto have caused this Schedule A to be executed by their officers designated below on the date written above.

PACIFIC SELECT FUND

By:

Name:
Title:

PACIFIC LIFE FUND ADVISORS LLC

By:	By:

Name:	Name:
Title:	Title: